EXHIBIT 99.1

GrafTech Reports Fourth Quarter and Full Year 2022 Results

Fourth Quarter Results and 2023 Outlook Reflect Near-term Challenges in the Operating Environment

Taking Actions to Optimally Position GrafTech to Benefit from Long-term Industry Growth

Restarted Operations at Monterrey, Mexico Facility in Fourth Quarter

BROOKLYN HEIGHTS, Ohio - February 3, 2023 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech" or the "Company") today announced unaudited financial results for the quarter and year ended December 31, 2022.

Fourth Quarter 2022 Highlights
•Net income of $50 million, for a 20% net income margin
•Earnings per share ("EPS")(1) of $0.20 and adjusted EPS(1)(2) of $0.17
•Adjusted EBITDA(2) of $80 million, for a 32% adjusted EBITDA margin(3)
•Sales volume of 28 thousand metric tons ("MT")
•Production volume of 29 thousand MT
•Cash flow from operating activities of $50 million

Full Year 2022 Highlights
•Net income of $383 million, for a 30% net income margin
•EPS(1) of $1.48 per share and adjusted EPS(1)(2) of $1.47
•Adjusted EBITDA(2) of $536 million, for a 42% adjusted EBITDA margin(3)
•Sales volume of 149 thousand MT
•Production volume of 157 thousand MT
•Cash flow from operating activities of $325 million
•Reduced debt by $110 million
•Repurchased an aggregate of $60 million of our common stock

EXHIBIT 99.1
CEO Comments
"Our year-over-year performance for the fourth quarter was impacted by higher costs, softer industry demand and the impact of the temporary suspension of our operations in Mexico," said Marcel Kessler, Chief Executive Officer and President. “As we announced in November, we are pleased to have reached an agreement that allowed for the restart of our Monterrey, Mexico facility. While our activities to ramp back up are proceeding according to plan, we expect the negative impact of the suspension, ongoing inflationary pressures and the effects of slowing global economic growth on our operating performance in 2023 will be significant, particularly in the first half of the year."
"We remain disciplined in our approach to managing costs and allocating capital," said Mr. Kessler. "We are aligning our production to reflect current market demand while remaining focused on delivering excellent customer service and being highly responsive to customers' needs. As we look ahead, we have identified opportunities to make targeted investments to strengthen our strategic position, commercial capabilities and product offerings. Through execution of these cost actions and investments, we are confident GrafTech will successfully navigate the near-term environment and emerge well positioned to benefit from the anticipated long-term demand growth for graphite electrodes."

EXHIBIT 99.1
Fourth Quarter and Full Year 2022 Financial Performance

(dollars in thousands, except per share amounts)				Year Ended December 31,

	Q4 2022	Q3 2022	Q4 2021	2022	2021
Net sales	$247,519	$303,840	$363,293	$1,281,250	$1,345,788
Net income	$50,331	$93,451	$141,480	$382,962	$388,330
EPS(1)	$0.20	$0.36	$0.54	$1.48	$1.46
Cash flow from operating activities	$50,023	$68,166	$100,029	$324,628	$443,040

Adjusted net income(2)	$44,761	$93,883	$131,180	$379,666	$464,585
Adjusted EPS(1)(2)	$0.17	$0.37	$0.50	$1.47	$1.74
Adjusted EBITDA(2)	$80,101	$128,567	$182,817	$536,464	$669,940
Adjusted free cash flow(2)	$23,139	$52,233	$86,857	$252,906	$456,160

Net sales for the fourth quarter of 2022 were $248 million, a decrease of 32% compared to $363 million in the fourth quarter of 2021. The decrease was primarily driven by lower sales volume, reflecting the impact of the temporary suspension of our operations in Monterrey, Mexico, and softness in graphite electrode demand. The lower volume was partially offset by improved pricing on volume derived from short-term agreements and spot sales ("non-LTA").
Net income for the fourth quarter of 2022 was $50 million, or $0.20 per share, compared to $141 million, or $0.54 per share, in the fourth quarter of 2021. Adjusted EBITDA(2) was $80 million in the fourth quarter of 2022, compared to $183 million in the fourth quarter of 2021, with the decline primarily reflecting lower sales volume and higher costs. Adjusted EBITDA margin(3) was 32% for the fourth quarter of 2022.
For the fourth quarter of 2022, cash flow from operating activities was $50 million and adjusted free cash flow(2) was $23 million, with both measures decreasing compared to the same period in 2021 primarily driven by lower net income partially offset by a reduction in net cash used for working capital.
For the year ended December 31, 2022, net sales decreased 5% compared to the prior year, reflecting lower sales volume and a shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years ("LTA") to non-LTA volume, partially offset by improved pricing on non-LTA volume. Net income for 2022 was $383 million, or $1.48 per share, compared to $388 million, or $1.46 per share, in the prior year. Adjusted EBITDA(2) for 2022 was $536 million, compared to $670 million in the prior year, with the decline primarily reflecting higher costs and lower sales volume. Cash flow from operating activities for 2022 was $325 million, compared to $443 million in the prior year, with the decline primarily due to an increase in cash used for working capital.

EXHIBIT 99.1
Operational and Commercial Update

Key Operating Metrics				Year Ended December 31,

(in thousands, except percentages)	Q4 2022	Q3 2022	Q4 2021	2022	2021
Sales volume (MT)(4)	27.8	35.7	44.2	149.1	167.4
Production volume (MT)(5)	29.4	37.7	46.2	157.1	165.2
Total production capacity (MT)(6)(7)	59.0	55.0	59.0	230.0	230.0
Total capacity utilization(7)(8)	50%	69%	78%	68%	72%
Production capacity excluding St. Marys (MT)(6)(9)	52.0	48.0	52.0	202.0	202.0
Capacity utilization excluding St. Marys(8)(9)	57%	79%	88%	78%	82%

Sales volume for the fourth quarter of 2022 was 28 thousand MT, a decrease of 37% compared to the fourth quarter of 2021, consisting of 19 thousand MT of LTA volume and 9 thousand MT of non-LTA volume.
For the fourth quarter of 2022, the weighted-average realized price for our LTA volume was $9,400 per MT. For our non-LTA volume, the weighted-average realized price for graphite electrodes delivered and recognized in revenue in the fourth quarter of 2022 was $6,100 per MT, an increase of 22% compared to the fourth quarter of 2021.
Production volume for the fourth quarter of 2022 was 29 thousand MT, a decrease of 36% compared to the fourth quarter of 2021, primarily reflecting the impact of the temporary suspension of our operations in Monterrey, Mexico.
For the year ended December 31, 2022, sales volume decreased 11% and production volume decreased 5% compared to the prior year.
Steel market capacity utilization rates have been as follows:

	Q4 2022	Q3 2022	Q4 2021
Global (ex-China) capacity utilization rate(10)	61%	64%	72%
U.S. capacity utilization rate(11)	73%	78%	82%

The table of estimated shipments of graphite electrodes under existing LTAs has been updated as follows to reflect our current expectations(12):

	2023	2024
Estimated LTA volume (in thousands of MT)	27-32	13-16
Estimated LTA revenue (in millions)	$235-$275	$100-$135(13)

EXHIBIT 99.1
Capital Structure and Capital Allocation
As of December 31, 2022, GrafTech had cash and cash equivalents of $135 million and total debt of approximately $922 million. The Company is focused on maintaining a disciplined capital allocation strategy as we recover from the Monterrey suspension while making targeted investments to support long-term growth. In the second half of 2022, we retained nearly all of our free cash flow to increase the Company's liquidity position by approximately $80 million since the end of the second quarter of 2022. In the first half of the year, we repaid $110 million of our long-term debt and repurchased 6.7 million shares of our common stock for an aggregate of $60 million. For the year ended December 31, 2022, our capital expenditures were $72 million. Our capital expenditures in 2023 are expected to be in the range of $55 million to $60 million.
Outlook
As we enter 2023, we anticipate continued soft demand for graphite electrodes due to ongoing economic uncertainty and geopolitical conflict. In addition, we expect the suspension of our operations in Monterrey, Mexico in late 2022 will have a significant impact on our sales volume for the first half of 2023. Although the facility has resumed production, the suspension resulted in uncertainty during a key commitment window for customer purchases covering the first six months of 2023.
Reflecting these factors, we estimate our sales volume for the first six months of 2023 will be approximately half of the level reported in the same period of 2022, with the largest impact occurring in the first quarter. As we proceed into the second half of the year, we expect sales volume levels to recover, as we move past Monterrey suspension-driven uncertainty and anticipate that a gradual improvement in market conditions will strengthen demand for graphite electrodes.
In 2023, we expect a significant year-over-year increase in our cost of goods sold per metric ton as fixed costs will be recognized over a smaller volume base and reflecting the full year impact of higher raw material costs that increased throughout 2022. In response, we are closely managing all of our operating costs and capital expenditures, as well as our working capital levels. Towards the end of the fourth quarter of 2022, we began proactively reducing production at our European graphite electrode manufacturing facilities, to align our production volume with our current demand outlook.
Longer term, we remain confident that the steel industry’s accelerating efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We believe that the near-term actions we are taking, supported by an industry-leading position and our sustainable competitive advantages, will optimally position GrafTech to benefit from that long-term growth.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings conference call being held on February 3, 2023 at 10:00 a.m. (EST). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The conference call dial-in number is +1 (888) 886-7786 toll-free in North America or +1 (416) 764-8658 for overseas calls, conference ID: 39692735. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, a key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________
(1)    EPS represents diluted earnings per share. Adjusted EPS represents diluted adjusted earnings per share.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (Q4 2022 adjusted EBITDA of $80 million/Q4 2022 net sales of $248 million and 2022 adjusted EBITDA of $536 million/2022 net sales of $1,281 million).
(4)    Sales volume reflects only graphite electrodes manufactured by us.
(5)    Production volume reflects graphite electrodes we produced during the period.
(6)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(7)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania.
(8)    Capacity utilization reflects production volume as a percentage of production capacity.
(9)    Our St. Marys, Pennsylvania facility graphitizes a limited number of electrodes and pins sourced from our Monterrey, Mexico facility.
(10)    Source: World Steel Association, Metal Expert and GrafTech analysis, as of January 2023.
(11)    Source: American Iron and Steel Institute, as of January 2023.
(12)    As it relates to the conflict between Ukraine and Russia, we have provided force majeure notices with respect to certain impacted LTAs. In the event of a force majeure, the LTAs provide our counterparties with the right to terminate the LTA if the force majeure event continues for more than six months after the delivery of the force majeure notice, with no continuing obligations of either party. Certain of our LTA counterparties have challenged the force majeure notices, but we will continue to enforce our contractual rights, while other LTAs have been terminated as a result of the force majeure period elapsing. The estimates of LTA volume and revenue as set forth in the table includes (i) our current view of the validity of such force majeure notices and (ii) our current expectations of termination fees from our customers who have failed to meet certain obligations under their LTAs.
(13)    Includes expected termination fees from a few customers that have failed to meet certain obligations under their LTAs.

EXHIBIT 99.1
Cautionary Note Regarding Forward‑Looking Statements

This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated revenues and volumes derived from our LTAs, future pricing of non-LTAs, anticipated levels of capital expenditures, and guidance relating to earnings per share and adjusted EBITDA. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: the impact of macroeconomic and geopolitical events, including developments arising from the COVID-19 pandemic and the conflict between Russia and Ukraine, on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that we may be unable to implement our business strategies in an effective manner; the cyclical nature of our business and the selling prices of our products, which may decline in the future, may lead to periods of reduced profitability and net losses in the future; the impact of inflation and our ability to mitigate the effect on our costs; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; the availability and cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations

EXHIBIT 99.1
could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as the COVID-19 pandemic, political crises or other catastrophic events; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of goodwill on our balance sheet to changes in the market; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; recent increases in benchmark interest rates and the fact that borrowings under certain of our existing financing agreements subject us to interest rate risk; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that the market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets, including by Brookfield Asset Management Inc. and its affiliates (together, "Brookfield"); the possibility that we may not pay cash dividends on our common stock in the future; and the fact that our stockholders have the right to engage or invest in the same or similar businesses as us.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow and adjusted free cash flow are non-GAAP financial measures.

We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit ("OPEB") plan expenses, adjustments for public offerings and related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, non-cash fixed asset write-offs, related party payable - Tax Receivable Agreement adjustments, Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares and gains from the settlement of a value-added tax matter in Brazil. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance. For purposes of this release, a Change in Control occurred when Brookfield and any affiliates thereof ceased to own stock of the Company that constitutes at least thirty percent (30%) or thirty-five percent (35%), as applicable, of the total fair market value or total voting power of the stock of the Company (the "Change in Control").
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. Adjusted EBITDA margin is also a non-GAAP financial measure used by our management and our Board of Directors as supplemental information to assess the Company’s operational performance and is calculated as adjusted EBITDA divided by net sales. In addition, we believe adjusted EBITDA, adjusted EBITDA margin and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor the ratio of total debt to trailing twelve month adjusted EBITDA because we believe it is a useful and widely used way to assess our leverage.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

EXHIBIT 99.1
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect public offerings and related expenses;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect stock-based compensation expense;
•adjusted EBITDA does not reflect the non‑cash write‑off of fixed assets;
•adjusted EBITDA does not reflect related party payable - Tax Receivable Agreement adjustments;
•adjusted EBITDA does not reflect Change in Control charges;
•adjusted EBITDA does not reflect gains from the settlement of a value-added tax matter in Brazil; and
•other companies, including companies in our industry, may calculate EBITDA, adjusted EBITDA and adjusted EBITDA margin differently, which reduces its usefulness as a comparative measure.

We define adjusted net income, a non‑GAAP financial measure, as net income or loss, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We define adjusted EPS, a non‑GAAP financial measure, as adjusted net income divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net income and adjusted EPS are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.

Free cash flow and adjusted free cash flow, non-GAAP financial measures, are metrics used by our management and our Board of Directors to analyze cash flows generated from operations. We define free cash flow as net cash provided by operating activities less capital expenditures. We define adjusted free cash flow as free cash flow adjusted by payments of the Change in Control charges that were triggered as a result of the ownership of our largest stockholder falling below 30% of our total outstanding shares. We believe these free cash flow metrics are useful to present to investors because we believe that they facilitate comparison of the Company’s performance with its competitors.

In evaluating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow and adjusted free cash flow, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliations presented below, other than the Change in Control charges. Our presentations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow and adjusted free cash flow should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, free cash flow and adjusted free cash flow alongside other measures of financial performance and liquidity, including our net income, EPS and cash flow from operating activities, respectively, and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$134,641	$57,514
Accounts and notes receivable, net of allowance for doubtful accounts of $8,019 as of December 31, 2022 and $6,835 as of December 31, 2021	145,574	207,547
Inventories	447,741	289,432
Prepaid expenses and other current assets	87,272	73,364
Total current assets	815,228	627,857
Property, plant and equipment	869,168	815,298
Less: accumulated depreciation	350,022	313,825
Net property, plant and equipment	519,146	501,473
Deferred income taxes	11,960	26,187
Goodwill	171,117	171,117
Other assets	86,727	85,684
Total assets	$1,604,178	$1,412,318
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,156	$117,112
Long-term debt, current maturities	124	127
Accrued income and other taxes	40,592	57,097
Other accrued liabilities	89,349	56,405
Related party payable - Tax Receivable Agreement	4,631	3,828
Total current liabilities	237,852	234,569
Long-term debt	921,803	1,029,561
Other long-term obligations	50,822	68,657
Deferred income taxes	45,065	40,674
Related party payable - Tax Receivable Agreement long-term	10,921	15,455
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 256,597,342 shares issued and outstanding as of December 31, 2022 and 263,255,708 as of December 31, 2021	2,566	2,633
Additional paid-in capital	745,164	761,412
Accumulated other comprehensive loss	(8,070)	(7,444)
Accumulated deficit	(401,945)	(733,199)
Total stockholders’ equity	337,715	23,402
Total liabilities and stockholders’ equity	$1,604,178	$1,412,318

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$247,519	$363,293	$1,281,250	$1,345,788
Cost of sales	163,492	182,786	726,373	701,335
Gross profit	84,027	180,507	554,877	644,453
Research and development	1,024	801	3,641	3,771
Selling and administrative expenses	19,115	17,666	76,977	132,608
Operating income	63,888	162,040	474,259	508,074

Other (income) expense, net	(8,886)	(16,090)	(10,064)	(16,451)
Related party Tax Receivable Agreement expense (benefit)	97	184	(83)	231
Interest expense	11,533	14,551	36,568	68,760
Interest income	(2,283)	(219)	(4,480)	(872)
Income before provision for income taxes	63,427	163,614	452,318	456,406
Provision for income taxes	13,096	22,134	69,356	68,076
Net income	$50,331	$141,480	$382,962	$388,330

Basic income per common share:
Net income per share	$0.20	$0.54	$1.48	$1.46
Weighted average common shares outstanding	256,900,707	263,424,743	258,781,843	266,251,097
Diluted income per common share:
Net income per share	$0.20	$0.54	$1.48	$1.46
Weighted average common shares outstanding	256,902,385	263,516,311	258,791,228	266,317,194

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash flow from operating activities:
Net income	$50,331	$141,480	$382,962	$388,330
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	13,788	17,301	55,496	65,716
Related party Tax Receivable Agreement expense (benefit)	(83)	184	(83)	231
Deferred income tax provision	5,806	2,523	17,022	(3,657)
Non-cash stock-based compensation expense	645	338	2,311	16,631
Non-cash interest expense (benefit)	675	2,301	(2,428)	12,051
Other adjustments	(8,253)	323	(8,023)	7,107
Net change in working capital*	2,047	(63,551)	(99,575)	(16,377)
Change in related-party Tax Receivable Agreement	83	—	(3,745)	(21,799)
Change in long-term assets and liabilities	(15,016)	(870)	(19,309)	(5,193)
Net cash provided by operating activities	50,023	100,029	324,628	443,040
Cash flow from investing activities:
Capital expenditures	(26,884)	(17,831)	(72,165)	(58,257)
Proceeds from the sale of assets	34	41	195	397
Net cash used in investing activities	(26,850)	(17,790)	(71,970)	(57,860)
Cash flow from financing activities:
Debt issuance and modification costs	—	—	(2,232)	(3,109)
Principal payments on long-term debt	(124)	(100,142)	(110,124)	(400,142)
Repurchase of common stock	—	(7,622)	(60,000)	(50,000)
Payments for taxes related to net share settlement of equity awards	—	(3)	(230)	(4,077)
Proceeds from exercise of stock options	—	350	225	351
Dividends paid to non-related party	(1,927)	(1,993)	(7,770)	(7,439)
Dividends paid to related party	(640)	(639)	(2,559)	(3,206)
Interest rate swap settlements	2,661	(905)	6,423	(4,170)
Net cash used in financing activities	(30)	(110,954)	(176,267)	(471,792)
Net change in cash and cash equivalents	23,143	(28,715)	76,391	(86,612)
Effect of exchange rate changes on cash and cash equivalents	2,104	(427)	736	(1,316)
Cash and cash equivalents at beginning of period	109,394	86,656	57,514	145,442
Cash and cash equivalents at end of period	$134,641	$57,514	$134,641	$57,514

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$38,278	$(25,472)	$60,507	$(28,927)
Inventories	(7,078)	(20,919)	(153,579)	(28,165)
Prepaid expenses and other current assets	(1,097)	(14,257)	593	(31,921)
Income taxes payable	5,197	8,045	(15,029)	5,674
Accounts payable and accruals	(27,625)	(5,157)	7,748	66,591
Interest payable	(5,628)	(5,791)	185	371
Net change in working capital	$2,047	$(63,551)	$(99,575)	$(16,377)

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share data)
(Unaudited)
The following tables reconcile our non-GAAP key financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Income to Adjusted Net Income
				Year Ended December 31,
	Q4 2022	Q3 2022	Q4 2021	2022	2021

Net income	$50,331	$93,451	$141,480	$382,962	$388,330

Diluted income per common share:
Net income per share	$0.20	$0.36	$0.54	$1.48	$1.46
Weighted average shares outstanding	256,902,385	256,853,454	263,516,311	258,791,228	266,317,194

Adjustments, pre-tax:
Pension and OPEB plan (benefits) expenses(1)	(8,993)	534	(3,840)	(7,355)	(2,545)
Public offerings and related expenses(2)	—	—	—	100	663
Non-cash losses (gains) on foreign currency remeasurement(3)	819	(532)	(484)	521	(119)
Stock-based compensation expense(4)	645	628	337	2,311	1,917
Non-cash fixed asset write-off(5)	1,068	—	2,884	1,068	3,197
Related party payable - Tax Receivable Agreement adjustment(6)	97	—	184	(83)	231
Change in Control LTIP award(7)	—	—	—	—	73,384
Change in Control stock-based compensation acceleration(7)	—	—	—	—	14,713
Brazil value-added tax credit(8)	—	—	(11,511)	—	(11,511)
Total non-GAAP adjustments pre-tax	(6,364)	630	(12,430)	(3,438)	79,930
Income tax impact on non-GAAP adjustments(9)	(794)	198	(2,130)	(142)	3,675
Adjusted net income	$44,761	$93,883	$131,180	$379,666	$464,585

(1)Net periodic benefit (credit) cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2)Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash fixed asset write-off recorded for obsolete assets.
(6)Non-cash expense adjustment for future payment to our sole pre-initial public offering ("IPO") stockholder for tax assets that are expected to be utilized.
(7)In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding.
(8)Gain from the settlement of a value-added tax matter in Brazil.
(9)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

EXHIBIT 99.1

Reconciliation of EPS to Adjusted EPS
				Year Ended December 31,
	Q4 2022	Q3 2022	Q4 2021	2022	2021

EPS	$0.20	$0.36	$0.54	$1.48	$1.46
Adjustments per share:
Pension and OPEB plan (benefits) expenses(1)	(0.04)	—	(0.02)	(0.03)	(0.01)
Public offerings and related expenses(2)	—	—	—	—	—
Non-cash losses (gains) on foreign currency remeasurement(3)	—	—	—	—	—
Stock-based compensation expense(4)	—	0.01	—	0.01	—
Non-cash fixed asset write-off(5)	0.01	—	0.01	0.01	0.01
Related party payable - Tax Receivable Agreement adjustment(6)	—	—	—	—	—
Change in Control LTIP award(7)	—	—	—	—	0.27
Change in Control stock-based compensation acceleration(7)	—	—	—	—	0.06
Brazil value-added tax credit(8)	—	—	(0.04)	—	(0.04)
Total non-GAAP adjustments pre-tax per share	(0.03)	0.01	(0.05)	(0.01)	0.29
Income tax impact on non-GAAP adjustments per share(9)	—	—	(0.01)	—	0.01
Adjusted EPS	$0.17	$0.37	$0.50	$1.47	$1.74

(1)Net periodic benefit (credit) cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2)Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash fixed asset write-off recorded for obsolete assets.
(6)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding.
(8)Gain from the settlement of a value-added tax matter in Brazil.
(9)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.

EXHIBIT 99.1

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
				Year Ended December 31,
	Q4 2022	Q3 2022	Q4 2021	2022	2021

Net income	$50,331	$93,451	$141,480	$382,962	$388,330
Add:
Depreciation and amortization	13,788	13,262	17,301	55,496	65,716
Interest expense	11,533	6,424	14,551	36,568	68,760
Interest income	(2,283)	(241)	(219)	(4,480)	(872)
Income taxes	13,096	15,041	22,134	69,356	68,076
EBITDA	86,465	127,937	195,247	539,902	590,010
Adjustments:
Pension and OPEB plan (benefits) expenses(1)	(8,993)	534	(3,840)	(7,355)	(2,545)
Public offerings and related expenses(2)	—	—	—	100	663
Non-cash losses (gains) on foreign currency remeasurement(3)	819	(532)	(484)	521	(119)
Stock-based compensation expense(4)	645	628	337	2,311	1,917
Non-cash fixed asset write-off(5)	1,068	—	2,884	1,068	3,197
Related party payable - Tax Receivable Agreement adjustment(6)	97	—	184	(83)	231
Change in Control LTIP award(7)	—	—	—	—	73,384
Change in Control stock-based compensation acceleration(7)	—	—	—	—	14,713
Brazil value-added tax credit(8)	—	—	(11,511)	—	(11,511)
Adjusted EBITDA	$80,101	$128,567	$182,817	$536,464	$669,940

(1)Net periodic benefit (credit) cost for our pension and OPEB plans, including a mark-to-market (gain) loss, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2)Legal, accounting, printing and registration fees associated with public offerings and related expenses.
(3)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)Non-cash expense for stock-based compensation grants.
(5)Non-cash fixed asset write-off recorded for obsolete assets.
(6)Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.
(7)In the second quarter of 2021, we incurred Change in Control charges as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding.
(8)Gain from the settlement of a value-added tax matter in Brazil.

EXHIBIT 99.1

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Year Ended December 31,
	Q4 2022	Q3 2022	Q4 2021	2022	2021

Net cash provided by operating activities	$50,023	$68,166	$100,029	$324,628	$443,040
Capital expenditures	(26,884)	(15,933)	(17,831)	(72,165)	(58,257)
Free cash flow	23,139	52,233	82,198	252,463	384,783
Change in Control payment(1)	—	—	4,659	443	71,377
Adjusted free cash flow	$23,139	$52,233	$86,857	$252,906	$456,160

(1)In the second quarter of 2021, we incurred pre-tax Change in Control charges of $88 million as a result of the ownership of our largest stockholder, Brookfield, moving below 30% of our total shares outstanding. Of the $88 million in pre-tax Change in Control charges, $73 million were cash and $15 million were non-cash. An aggregate of $72 million of the cash charges have been paid through the fourth quarter of 2022 and an additional $1 million will be paid in subsequent quarters, as a result of the timing of related payroll tax payments.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com